Exhibit 23.2


                     CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-52125) pertaining to the Ashland Inc. Deferred Compensation and Stock Incentive Plan for Non-Employee Directors, in the Registration Statement (Form S-8 No. 2-95022) pertaining to the Ashland Inc. Amended Stock Incentive Plan for Key Employees, in the Registration Statement (Form S-8 No. 33-7501) pertaining to the Ashland Inc. Employee Savings Plan, in the Registration Statement (Form S-8 No. 33-26101) pertaining to the Ashland Inc. Long-Term Incentive Plan, in the Registration Statement (Form S-8 No. 33-55922) pertaining to the Ashland Inc. 1993 Stock Incentive Plan, in the Registration Statement (Form S-8 No. 33-49907) pertaining to the Ashland Inc. Leveraged Employee Stock Ownership Plan, in the Registration Statement (Form S-8 No. 33-62901) pertaining to the Ashland Inc. Deferred Compensation Plan, in the Registration Statement (Form S-8 No. 333-33617) pertaining to the Ashland Inc. 1997 Stock Incentive Plan, in the Registration Statement (Form S-3 No. 333-78675) pertaining to the registration of 68,925 shares of Ashland Inc. Common Stock, and in the Registration Statement (Form S-3 No. 333-70657) and the related Prospectus pertaining to the offering of $600,000,000 of Debt
Securities, Preferred Stock, Depository Shares, Common Stock and/or Warrants of Ashland Inc., of our report dated February 8, 2000, relating to the financial statements of Marathon Ashland Petroleum LLC included in this Annual Report (on Form 10-K/A Amendment No. 1) for the year ended September 30, 1999.





                                      /s/ PricewaterhouseCoopers LLP
                                          Pittsburgh, PA

March 20, 2000